THE DOE RUN COMPANY

                                   SUITE 300
                              1801 Park 270 DRIVE
                              ST. LOUIS, MO 63146
                                FAX 314-453-7177



FOR IMMEDIATE RELEASE
For more information Contact:
Barb Shepard 314-453-7101


                              DOE RUN RESTRUCTURING

St. Louis, MO: March 15, 2002 - The Doe Run Resources Corporation ("Doe Run") announced today that the Company did not make a scheduled interest payment due on March 15th on the Company's 11 1/4% Senior Notes due 2005, Floating Interest Rate Senior Notes due 2003 and 11 1/4% Senior Secured Notes due 2005 (collectively, the "Notes") and that the Company did not foresee being able to make the required interest payments prior to the expiration of the grace periods granted by the indentures governing the Notes, all of which expire April 15, 2002.

At the same time, Doe Run also announced that the Company is in detailed negotiations with a significant holder of the Notes and The Renco Group, Inc. with respect to the terms of a proposed restructuring transaction which would include a significant cash investment by the holder and Renco and would require the participation by a significant number of holders of the Notes in an exchange offer and tender offer. Pursuant to the terms of the proposed transaction, the Company would be able to continue to operate all its facilities at present levels and the Company's trade creditors would not be adversely affected.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. Doe Run cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: the involvement of Doe Run's secured and unsecured creditors in any restructuring negotiations; competitive pressure in Doe Run's market; business conditions in the mining and lead industry generally; general economic conditions and the risk factors detailed from time to time in Doe Run's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Doe Run does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal securities laws.